Exhibit 99.1

Jack in the Box Inc. Announces Departure of CFO Tim Mullany

SAN DIEGO--(BUSINESS WIRE)--December 12, 2022--Jack in the Box Inc. (NASDAQ: JACK) announced today that Tim Mullany, Executive Vice President, and Chief Financial Officer will be leaving the Company for personal reasons, effective February 2, 2023. The Company has initiated a search for a new Chief Financial Officer.

While the company searches to identify a successor, Dawn Hooper, VP, Controller & Financial Reporting, will assume a temporary role as Principal Financial Officer. Hooper has been with Jack in the Box Inc. for 22 years and held various leadership positions within Finance. She will report to Darin Harris, CEO, until a successor is named.

Mullany joined the Jack in the Box Inc. team in January 2021 and most recently led the Del Taco acquisition. He made significant contributions over the past year in support of the Shared Services organization.

Darin Harris, CEO, said, “I appreciate Tim’s partnership as he guided us through a period of unprecedented inflation while simultaneously integrating our two Brands this year. We wish him the best of luck and we are certain the Finance team will be in good hands until his successor is named.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation’s largest hamburger chains with more than 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 15 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269